Exhibit 10.1
SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS
     This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between Roy C. King (“Mr. King” or “Employee”) and Gevity HR, Inc. (“Gevity” or “Employer”).
     1. SEVERANCE. Mr. King and Gevity have mutually agreed to end their employment relationship, effective October 13, 2006 (“Severance Date”). In resolution of their employment relationship, Mr. King and Gevity have agreed to the terms below.
     2. CONSIDERATION. In consideration of his decision to enter into this Agreement, Gevity agrees to provide Mr. King with severance totaling $520,000 payable in equal payments on Gevity’s regular payroll periods, beginning on the first payroll period following the date on which the Agreement is fully executed, and continuing until the last payroll period in December, 2006. Notwithstanding anything in this Agreement to the contrary, Gevity may accelerate the timing of any payments to Mr. King under this Agreement in the event Gevity determines in its sole discretion that such acceleration could minimize or eliminate the risk that any payment to Mr. King hereunder would be deemed to violate Section 409A of the Internal Revenue Code.
     Tax and all other applicable withholdings and deductions will be applied to the payments made under this Paragraph. Furthermore, Gevity’s obligations under Paragraph 2 are conditioned upon Mr. King’s execution of this Agreement.
     3. NO OBLIGATION. Mr. King acknowledges and agrees that the monies and benefits set forth in Paragraph 2 represent good, valuable and sufficient consideration for the mutual promises and duties set forth in this Agreement.
     4. FULL AND FINAL RELEASE. In consideration for the payments being provided to him above, Mr. King, for himself, attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Gevity, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (all of whom are referred to throughout this Agreement as “Gevity” or “Employer”), of and from all known and unknown claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of any alleged acts or omissions by Gevity occurring up through and including the date on which Mr. King executes this Agreement. By way of illustration only, this full and final waiver and release includes any and all claims of alleged employment discrimination, harassment and/or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights

Act of 1964, the Americans with Disabilities Act, the Florida Civil Rights Act, and any and all other federal, state or local antidiscrimination statutes, rules, ordinances, or regulations; any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, breach of contract, and fraud; any and all claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; any and all claims for severance or similar benefits or to post-employment health or group insurance benefits; any and all claims for attorneys’ fees, costs or indemnification; and any and all other claims resulting from any alleged unlawful behavior or conduct by Gevity, the existence of which is specifically denied by Gevity.
     Nothing in this Agreement is intended to waive Mr. King’s right to enforce this Agreement, or Mr. King’s entitlement to vested benefits under any 401(k) plan or other benefit plans provided by Gevity. Finally, the above release does not waive claims that Mr. King could make, if available, for unemployment or workers’ compensation, or any other claims that cannot by statute or otherwise be released by private agreement.
     5. NO CLAIMS. Mr. King represents that neither he nor anyone on his behalf has filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against Gevity with any governmental agency, any court or with or in any other forum, and that neither Mr. King nor anyone on his behalf will file, assign to others the right to file, or make any further claims against Gevity at any time for any alleged acts or omissions covered by the release in Paragraph 4 above. Mr. King agrees that in the event he (or anyone on his behalf) asserts any claim or files any complaint, charge or lawsuit against Gevity that is covered by the release in Paragraph 4 above, Mr. King shall pay all of the attorneys’ fees, expenses and costs incurred by Gevity in responding to such claim, complaint or action.
     6. CERTAIN STATEMENTS; REFERENCES. Mr. King agrees that he has not (including during the time period while this Agreement was under consideration by Mr. King) and will not voluntarily make statements to Gevity’s clients, employees, vendors, shareholders, investors or to any other member of the public that in any way could be deemed to criticize, denigrate or disparage Gevity, Gevity’s products or services, Gevity’s business, or Gevity’s agents, representatives or employees. Gevity in turn agrees that it has not and will not make statements to Gevity’s clients, employees, vendors or to any other member of the public that in any way could be deemed to criticize, denigrate or disparage Mr. King, unless such disclosure or statement by Gevity is required by law. Furthermore, with respect to reference requests, Gevity agrees to provide only dates of employment, base salary at the time of Mr. King’s separation and position(s) held. Reference requests will initially be directed only to Edwin Hightower, Vice President and General Counsel, or if he no longer occupies that position, the employee occupying the position of Vice President of Human Resources, who may forward such requests to the appropriate employee, including Erik Vonk, Chief Executive Officer, who shall communicate substantially the substance of the public announcement made concerning Mr. King’s departure from Gevity.

     7. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. Gevity and Mr. King agree that the payments made and other consideration received pursuant to this Agreement shall not be construed as an admission by Gevity or Mr. King of any legal liability or acts of wrongdoing or discrimination; nor shall it be used as evidence or an admission by Gevity or Mr. King of such liability, wrongdoing, or discrimination.
     8. COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP AND RETURN OF PROPERTY. Except as set forth above, Gevity and Mr. King agree as a matter of intent that as of the Severance Date, this Agreement terminates all aspects of the employment relationship between them. As part of an amicable resolution to the employment relationship between the parties, Mr. King acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Gevity. Mr. King further acknowledges that Gevity shall not be under any obligation whatsoever to consider him for reinstatement, employment, reemployment or other similar status at any time.
     Mr. King acknowledges, understands, and agrees that by October 13, 2006, he will have returned all files, memoranda, records, credit cards, manuals, computer equipment (except that Mr. King shall be entitled to retain his laptop computer and will make arrangements with Gevity’s IT Department to ensure that all of Gevity’s confidential, trade secret and other proprietary information is or has been removed), computer software, pagers, cellular phones, credit cards, facsimile machines, and any other equipment or documents (including all copies and excerpts), and all other physical or electronic property of similar type that he received from Gevity and/or that he used in the course of his employment with Gevity.
     9. CONFIDENTIALITY. The nature and terms of, and the circumstances surrounding the execution of this Agreement are strictly confidential and have not been and shall not be disclosed by Mr. King at any time to any person except his lawyer, his accountant or his immediate family without the prior written consent of an officer of Gevity, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, pursuant to court order after reasonable notice to Gevity, or in response to a disclosure made by Gevity.
     10. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Florida.
     11. SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Mr. King is entitled under those circumstances and the relevant law to retain the consideration paid to him under the Agreement. If a court of competent jurisdiction renders a final determination that any release, waiver or agreement set forth herein is invalid, illegal or unenforceable, in whole or in part, Gevity shall have the right to elect to consider its obligations under this Agreement to be nullified, and in such case, any payments or benefits that had been afforded under this Agreement shall be returned immediately to Gevity.
     12. DISCLOSURE OF COMPANY INFORMATION. Except as set forth in Schedule A, Mr. King affirmatively acknowledges that he has not (i) had any conversations; or (ii) otherwise shared in any manner any information with any person or entity, in each case that violated any Gevity policies or procedures, or that violated the terms of Mr. King’s Employment Agreement, dated December 15, 2005. Mr. King does not concede that any of the listed conversations violated any Gevity policies or procedures, or any of his obligations as an officer of Gevity, in any respect. Mr. King further agrees to abide fully with his post-separation contractual obligations set forth in the Employment Agreement, including but not limited to his obligations to maintain the confidentiality of Gevity’s Confidential Information, as defined in the Employment Agreement. The noncompetition restriction of the Employment Agreement, paragraph 6(b), is waived. A copy of the Employment Agreement is attached hereto and incorporated herein as Exhibit 1.
     13. SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void, except for Mr. King’s Employment Agreement dated December 15, 2005, and the Indemnification Agreement dated December 15, 2005, both of which shall remain intact and shall survive Mr. King’s separation from Gevity. A copy of the Indemnification Agreement is attached hereto and incorporated herein as Exhibit 2.
     14. NO OTHER PROMISES. Mr. King affirms that the only consideration for signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.
     15. INDEMNIFICATION. As a further material inducement to Gevity to enter into this Agreement, Mr. King hereby agrees to indemnify and hold Gevity harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Gevity, arising out of any representation made herein by Mr. King that was false when made.
     The parties further agree that in the event this Agreement becomes the subject of litigation between the parties, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees, incurred by the prevailing party in connection with such litigation.

     16. LEGALLY BINDING AGREEMENT. Mr. King understands and acknowledges (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against Gevity in the manner and to the extent set forth in Paragraph 4 and Paragraph 5 above; and (3) that this Agreement is final and binding.
MR. KING SHOULD READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: October 13, 2006	/s/ Roy C. King

Roy C. King

For: Gevity HR, Inc.

Date: October 13, 2006	By:	/s/ Edwin E. Hightower, Jr.

Edwin E. Hightower, Jr.
Vice President and General Counsel

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